Exhibit 99.1

NEWS RELEASE

Successful New Oil Well

Kelowna, BC—December 6, 2013 - Lexaria Corp. (LXRP-OTCQB) (LXX-CNSX) (the "Company" or "Lexaria") is pleased to report that the newly drilled PPF-12-7 well at Belmont Lake has reached total depth and sidewall core analysis indicates approximately 20 feet (true vertical depth) of oil bearing pay.

“This is our fifth successful well at Belmont Lake Field,” commented Lexaria President, Chris Bunka. “We have high expectations for this well and believe it will be an important contributor to the overall success of this field.” Oil and yellow fluorescence was encountered from 3,140.5 feet to 3,162 feet with recovered oil samples grading as high as 33 API. Permeability is very high across the entire sampled area, ranging from 3,100 millidarcies to as high as 4,750 millidarcies. For comparison, sand has a permeability of approx. 1,000 millidarcies. Lexaria’s technical consultants believe the high permeability could be indicative of a positive flow test.

Preparations are underway to complete the well and install production equipment and flow lines. A new production facility is planned as part of the overall 12-7 completion process that is separate from the existing production facility that handles production from the pre-existing four Belmont Lake wells. The new production facility will require shorter flow lines, is topographically higher, and less prone to seasonal high water fluctuations, which together should lead to more efficient and reliable full-year production.

More information, including eventual flow test results, will be released when available. Griffin & Griffin Exploration, LLC is the operator of the well which was drilled in Section 41, Township 2 North – Range 4 West of Wilkinson Country, Mississippi.

Lexaria retains a 42% working interest in the 12-1 and 12-3 wells; a 50% working interest in the 12-4 well and 12-5 wells; and a 13.3% working interest in the 12-7 well.

About Lexaria

Lexaria’s shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the completion of the 12-7 well or the new production facility will be successful or lead to any increase in oil production.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.